Exhibit (a) (5) (cxxviii)

Oracle To Challenge Department of Justice Lawsuit

Trial Begins Monday, June 7, 2004

Read the press release.

February 26, 2004—Oracle announced that its Board of Directors has met and decided to vigorously challenge the Justice Department’s lawsuit to block Oracle’s merger with PeopleSoft. The Department’s claim that there are only three vendors that meet the needs of large enterprises does not fit with the reality of the highly competitive, dynamic and rapidly changing market. Oracle has always been an innovator in the industry and led the way to reducing total cost of ownership and believes that the combined company will be able to offer products and services at even lower prices.

“We believe that the government’s case is without basis in fact or in law, and we look forward to proving this in court,” said Jim Finn, Oracle spokesperson.

☐	The trial is scheduled to begin on Monday, June 7, and run until Friday, July 2. Judge Vaughn R. Walker of the US District Court of Northern California will be presiding.

☐	Selected Oracle Case Filings: Including our Answer, Trial Brief, and Witness List.

☐	DOJ Case Filings (http://www.usdoj.gov/atr/): The United States Department of Justice’s Antitrust Division Web site where they publish trial documents.

THE SOLICITATION AND THE OFFER TO BUY PEOPLESOFT’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION AND PEPPER ACQUISITION CORP. FILED ON JUNE 9, 2003, AS AMENDED AND RESTATED ON FEBRUARY 12, 2004 AND AS SUBSEQUENTLY AMENDED. STOCKHOLDERS SHOULD READ THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM CREDIT SUISSE FIRST BOSTON LLC, THE DEALER MANAGER FOR THE OFFER, FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, OR FROM ORACLE CORPORATION.